Exhibit 5.1

+1 617 526 6000 (t)

+1 617 526 5000 (f)

wilmerhale.com

September 28, 2021

Blue Apron Holdings, Inc.

28 Liberty Street

New York, NY 10005

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by Blue Apron Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to its holders of record of outstanding Class A common Stock, par value $0.0001 per share (the “Class A common stock”), and to certain holders of outstanding warrants to purchase Class A common stock in connection with a rights offering (the “Rights Offering”) in which the Company shall issue non-transferable subscription rights (the “Subscription Rights”) to purchase an aggregate of $45.0 million in units (the “Units”). Each Unit will consist of (i) a specified fraction (the “Applicable Fraction”) of one share of Class A common stock (collectively, the “Shares”), (ii) one warrant to purchase the Applicable Fraction of 0.8 of one share of Class A common stock at an exercise price of $15.00 per share, (iii) one warrant to purchase the Applicable Fraction of 0.4 of one share of Class A common stock at an exercise price of $18.00 per share, and (iv) one warrant to purchase the Applicable Fraction of 0.2 of one share of Class A common stock at an exercise price of $20.00 per share (the warrants described in clauses (ii) through (iv) are referred to as the “Warrants”, and the shares of Class A common stock issuable upon exercise of the Warrants are referred to as the “Underlying Warrant Shares”). The Subscription Rights, Units, Shares, Warrants and Underlying Warrant Shares are referred to collectively herein as the “Securities.”

We are acting as counsel for the Company in connection with the issuance of the Securities. We have examined and relied upon signed copies of the Registration Statement filed with the Commission, including the exhibits thereto.

In rendering the opinions below, we also have examined the Subscription Rights and the Warrants and have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated By-laws of the Company; (iii) resolutions adopted by the Board of Directors of the Company regarding the authorization, execution and issuance of the Securities; (iv) the corporate records of the Company as provided to us by the Company; and (vii) certificates of representatives of the Company, certificates of public officials, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of the minutes of meetings of the Board of Directors of the Company, including committees thereof, as provided to us by the Company.

We are expressing no opinion herein as to the application of any federal or state law or regulation to the power, authority or competence of any party to any agreement with respect to any of the Securities other than the Company. We have assumed that such agreements are, or will be, the valid and binding obligations of each party thereto other than the Company, and enforceable against each such other party in accordance with their respective terms.

We have assumed for purposes of our opinions below that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company, or, if any such authorization, approval, consent, action, notice or filing is required, it will have been duly obtained, taken, given or made and will be in full force and effect. We have also assumed that there will not have occurred, prior to the date of issuance of the Securities, any change in law affecting the validity or enforceability of such Securities and that at the time of the issuance and sale of such Securities, the Board of Directors of each of the Company (or any committee of such Board of Directors or any person acting pursuant to authority properly delegated to such person by the Board of Directors of the Company or any committee of such Board of Directors) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of such Securities. We have assumed that the Subscription Rights and Warrants are, or will be, duly authorized, executed and delivered by all parties thereto other than the Company and constitute the valid and binding obligations of each party thereto other than the Company, and enforceable against each such other party in accordance with their respective terms.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing, (iii) general equitable principles, and (iv) acceleration of the Debt Securities which may affect the collectability of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court.

We also express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, the state laws of the State of New York and the federal laws of the United States of America.  We express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. We express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

We also express no opinion herein as to any provision of any agreement (i) that may be deemed to or construed to waive any right, defense or counterclaim of the Company, (ii) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (iii) relating to the effect of invalidity or unenforceability of any provision of any agreement on the validity or enforceability of any other provision thereof, (iv) that is in violation of public policy, (v) relating to indemnification and contribution with respect to securities law matters, (vi) that provides that the terms of any agreement may not be waived or modified except in writing, (vii) purporting to indemnify any person against his, her or its own negligence or intentional misconduct, (viii) requiring the payment of penalties, consequential damages or liquidated damages or limiting a party’s recovery of certain damages or losses, (ix) purporting to establish evidentiary standards or regarding standards for exercising rights and remedies or (x) relating to choice of law or consent to jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

1.            The Subscription Rights have been duly authorized for issuance and when issued in accordance with the terms and conditions of the Rights Offering will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2.            The Shares have been duly authorized for issuance and when issued and paid for upon due exercise of Subscription Rights in accordance with the terms and conditions of the Rights Offering will be validly issued, fully paid and nonassessable.

3.            The Warrants have been duly authorized for issuance and, when issued and paid for upon due exercise of Subscription Rights in accordance with the terms and conditions of the Rights Offering, will have been duly executed and delivered by the Company and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

4.            The Underlying Warrant Shares have been duly authorized for issuance and, when issued and paid for upon exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus and in any prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ David Westenberg
David Westenberg, a Partner